CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” in this Post-Effective Amendment No. 6 to the Registration Statement (Form N-2 No. 333-200595) and related Prospectus of Sierra Income Corporation and to the inclusion therein of our report dated March 6, 2017 with respect to the consolidated financial statements of Sierra Income Corporation as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

We also consent to the inclusion therein of our report dated March 6, 2017 with respect to the senior securities table of Sierra Income Corporation as of December 31, 2016.

/s/ Ernst & Young LLP
New York, New York
December 29, 2017